EXHIBIT 3.2

ARTICLES OF AMENDMENT
(Vermont profit corporation T.11A, §10.06)
Vermont Secretary of State, 26 Terrace Street, Montpelier, VT 05609-1104 (802-828-2386)

A Vermont domestic for-profit corporation may amend its articles of incorporation at any time to add or change a provision that is required or permitted in the articles of incorporation or to delete a provision not required. If a corporation has not yet issued shares, its incorporator or board of directors may adopt one or more amendments.

Current NAME of corporation:  Community Bancorp.
The text and date of each amendment adopted:  The text of the amendment, as adopted at the annual meeting of shareholders held on May 18, 2010, is set forth in Exhibit A attached hereto and incorporated herein by reference.

Does this amendment provide for an exchange, reclassification, or cancellation of issued shares? If so, state those provisions here:  Not applicable

If the amendment was adopted by the incorporators or board of directors, without shareholder action, make a statement to that effect and that shareholder action was not required.   Not applicable

If the amendment was approved by shareholders. (A) the designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment, and number of votes of each voting group represented at the meeting.  Only the holders of the Company’s $2.50 par value common stock were entitled to vote on the amendment.  As of March 9, 2010, the record date for the annual meeting, there were 4,550,745 shares of common stock issued and outstanding, and each was entitled to one vote on the amendment proposal.  There were 2,784,300 shares represented at the meeting that were entitled to be voted on the proposal.

(B) either the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment or the total number of undisputed votes cast for the amendment by each voting group and a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.  There were 2,430,229 votes cast FOR the amendment, 334,150 votes cast AGAINST it, and 19,921 shares ABSTAINED.  The number of votes cast FOR the proposal was sufficient to adopt the amendment.

Signature:     /s/ Stephen P. Marsh        Title:  President & CEO  Date: 5/20/2010
                 Stephen P. Marsh

$25.00 fee:  File in duplicate with a self-addressed envelope.  If a delayed effective date is not specified (no later than 90 days after filing) , it is effective the date it is approved.

Email or phone contact: Denise Deschenes, ddeschenes@ppeclaw.com

EXHIBIT A

TEXT OF PROPOSED AMENDMENT TO THE AMENDED AND
RESTATED ARTICLES OF ASSOCIATION OF
COMMUNITY BANCORP.

- To add new Article Twelve, reading in full as follows:

ARTICLE TWELVE
PROVISIONS APPLICABLE TO CERTAIN BUSINESS COMBINATIONS

Section A. In addition to any other vote that is required by these Articles or by applicable law, the affirmative vote of the holders of not less than the Required Percentage (as defined below) of the outstanding shares of Common Stock of the Corporation shall be required to approve or authorize any Business Combination (as defined below) of the Corporation with or involving any Substantial Shareholder (as defined below); provided, however, that such Required Percentage voting requirement shall not be applicable to any particular Business Combination if either:

(i)           such Business Combination is approved by at least two-thirds of the Disinterested Directors (as defined below); or

(ii)           the cash or fair market value of the property, securities or other consideration per share to be received in such Business Combination by holders of the Common Stock of the Corporation is not less than the Highest Per Share Price (as defined below) paid by the Substantial Shareholder in acquiring any of its holdings of the Corporation's Common Stock. The determination of whether this condition has been satisfied shall be made by vote of at least two-thirds of the Disinterested Directors.

Section B. For purposes of this Article Twelve:

(i)           "Affiliate" and "Associate" have the respective meanings ascribed to such terms in Securities and Exchange Commission Rule 12b-2 under the Securities Exchange Act of 1934.

(ii)           A person or entity shall be deemed to be a "Beneficial Owner" of Common Stock of the Corporation:

(a)           which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Securities and Exchange Commission Rule 13d-3 under the Securities Exchange Act of 1934; or

(b)           which such person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or

(c)           which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of stock of the Corporation.

(iii)           "Business Combination" includes, without limitation, any of the following:

(a)           any merger, plan of share exchange or consolidation of the Corporation, or any Subsidiary, with or into any Substantial Shareholder, or any entity controlled by or under common control with the Substantial Shareholder;

(b)           any merger, plan of share exchange or consolidation of a Substantial Shareholder, or any entity controlled by or under common control with the Substantial Shareholder, with or into the Corporation or any Subsidiary;

(c)           any sale, lease, exchange, mortgage, pledge, transfer or other disposition, (in one transaction or a series of transactions) of all or substantially all of the property and assets of the Corporation or any Subsidiary, to a Substantial Shareholder, or any entity controlled by or under common control with the Substantial Shareholder;

(d)           any purchase, lease, exchange, mortgage, pledge, transfer or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets of a Substantial Shareholder or any entity controlled by or under common control with the Substantial Shareholder, by the Corporation or any Subsidiary;

(e)           any reclassification of the Corporation's securities (including a reverse stock split), or recapitalization or reorganization of the Corporation that would have the effect of increasing the proportionate voting power of a Substantial Shareholder;

(f)           any other transaction or series of transactions involving the Corporation or any Subsidiary and a Substantial Shareholder or any of its Affiliates or Associates having the intent or effect of causing a change in control of the Corporation; or

(g)           any agreement, contract or other arrangement providing for any of the transactions described in the foregoing clauses (a) through (f).

(iv)           "Disinterested Director" means (a) a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Substantial Shareholder involved in a Business Combination became a Substantial Shareholder, and who is otherwise not affiliated with the Substantial Shareholder; and (b) a successor director who is recommended by at least a majority of the Disinterested Directors.

(v)           "Highest Per Share Price" means the highest price that can be determined by the Disinterested Directors to have been paid at any time by the Substantial Shareholder for any share or shares of Common Stock of the Corporation. In determining the Highest Per Share Price, all purchases by the Substantial Shareholder for which price information is available to or known by the Disinterested Directors shall be taken into account regardless of whether the shares were purchased before or after the Substantial Shareholder became a Substantial Shareholder. The Highest Per Share Price shall include any brokerage commissions, transfer taxes and soliciting dealers' fees paid by the Substantial Shareholder with respect to the shares of common stock of the Corporation acquired by the Substantial Shareholder. If the Disinterested Directors conclude that they are unable to determine the Highest Per Share Price, the Required Percentage vote requirement shall apply to such Business Combination, unless such Business Combination is approved by the affirmative vote of at least two-thirds of the Disinterested Directors pursuant to Section A(i) of this Article Twelve.

 (vi)           For the purposes of Section A(ii) of this Article Twelve, the term "other consideration to be received" includes, without limitation, Common Stock or other capital stock of the Corporation retained by its existing stockholders other than Substantial Shareholder or other parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.

(vii)           "Required Percentage" means the affirmative vote of the holders of at least 67% of the Corporation's outstanding shares of Common Stock, or such lesser percentage of shares (but not less than 51%) as were voted in favor of adoption of this Article Twelve at the 2010 Annual Meeting of Shareholders of the Corporation (or any adjournment thereof). Following conclusion of the 2010 Annual Meeting of Shareholders, such Required Percentage shall be (a) certified in writing by the Corporate Secretary, which certification shall be made a part of the Corporation's corporate records, and (b) reported by the Corporation in a report on Form 8-K filed with the Securities and Exchange Commission.

(viii)           "Subsidiary" means any corporation or other entity of which a majority of any class of equity security is owned, directly or indirectly, by this Corporation.

(ix)           "Substantial Shareholder" means (a) any individual, corporation, partnership or other person or entity which, together with its Affiliates and Associates, is the Beneficial Owner of, in the aggregate, 5% or more of the outstanding Common Stock of the Corporation.

Section C. Two-thirds of the Disinterested Directors shall have the power to interpret all of the terms and provisions of this Article Twelve. Without limiting the generality of the foregoing, two-thirds of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article Twelve, on the basis of information known to them after reasonable inquiry, (1) whether a person is a Substantial Shareholder, (ii) the number of shares of stock of this Corporation Beneficially Owned by any person or entity, (iii) whether a person or entity is an Affiliate or Associate of another; (iv) whether a transaction or series of transactions constitutes a Business Combination, including, without limitation, whether the assets which are the subject of any Business Combination constitute substantially all assets of this Corporation or any Subsidiary of the Corporation; (v) the fair market value of any property, securities or other consideration per share to be received by the holders of the Common Stock of the Corporation in any Business Combination; and (vi) the Highest Per Share Price paid by the Substantial Shareholder. The determination of the Disinterested Directors shall be final and binding.

Section D. The provisions set forth in this Article Twelve may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than the Required Percentage of the outstanding shares of the Corporation's Common Stock.

- To renumber existing Article Twelve (Incorporator) as Article Thirteen.